UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 13, 2006

Mitek Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-15235	87-0418827
(Commission File Number)	(IRS Employer Identification No.)

8911 Balboa Ave, Suite B, San Diego, California 92123
(Address of Principal Executive Offices) (Zip Code)

(858) 503-7810
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  ☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01    Entry Into a Material Definitive Agreement.

Asset Purchase Agreement with Parascript, LLC

On July 13, 2006, Mitek Systems, Inc., a Delaware corporation (“Mitek”) entered into a definitive Asset Purchase Agreement (the “Agreement”) with Parascript LLC., a Wyoming limited liability company (“Parascript”), pursuant to which Mitek will acquire substantially all of the assets and liabilities of Parascript (the “Transaction”). Upon closing, Mitek will change its name to Parascript.

At the closing of the Transaction, Parascript unit owners will receive $80 million in cash and approximately 52 million shares of Mitek common stock. Mitek common stock having a value of approximately $4 million will be placed in escrow to secure any indemnity claims that Mitek may have under the Agreement, which escrow will generally last until one year after the effective time of the Transaction.

Mitek and Parascript have made customary representations and warranties and covenants in the Agreement. The Agreement contains certain termination rights for both Mitek and Parascript and further provides that upon termination of the Agreement under specified circumstances parties may be required to pay a termination fee of up to $1,000,000.

The closing of the Transaction is subject to various closing conditions, including approval of the Agreement by the stockholders of Mitek and the unitholders of Parascript, regulatory approvals and the satisfaction or waiver of other customary conditions. In addition, the closing is conditioned on the effectiveness of the registration statement to be filed by Mitek.

Funding for the Transaction is to be provided by a combination of $35 million in subordinated convertible notes and $55 million in senior debt from Plainfield Asset Management, LLC (“Plainfield”). The subordinated notes will be convertible into approximately 21.9 million shares of Mitek common stock at a conversion price of $1.60 per share. From the remaining funds obtained from Plainfield, it is anticipated that approximately $9 million will be used for expenses related to the Transaction and $1 million will be used for general working capital purposes. In addition, Plainfield will provide a revolving line of credit for up to $5 million. Upon completion of the Transaction and on a fully-diluted basis, Mitek shareholders will own approximately 22% of the company, Parascript unitholders approximately 55% and Plainfield approximately 23% on an as-if-converted basis.

After the closing of the Transaction, the executive offices will be located in Boulder, Colorado. The board of directors will be composed of seven (7) members, including, Mitek’s President and Chief Executive Officer James DeBello, Parascript’s President Jeffrey Gilb, Mitek’s Chairman John M. Thornton, and Parascript’s Chairman Aron Katz, who will be Chairman of Mitek post-closing. Also included will be three (3) independent directors to be mutually agreed upon who meet the independence requirements of NASDAQ.

The foregoing description of the Transaction and the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 99.1 hereto, and is incorporated into this report by reference. The Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about Mitek or Parascript. The Agreement contains representations and warranties that the parties to the Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules.

Additional Information

The Registration Statement will include a related joint proxy statement/prospectus. Mitek stockholders are urged to read the joint proxy statement/prospectus regarding the proposed Transaction when it becomes available, because it will contain important information. Mitek stockholders will be able to obtain a free copy of the proxy statement/prospectus (when available), as well as other filings containing information about Mitek, without charge, at the SEC’s internet site (http://www.sec.gov). In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Mitek by directing a request to Mitek Systems, Inc., 8911 Balboa Ave, Suite B, San Diego, California, 92123. The respective directors and executive officers of Mitek and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed Transaction. Information regarding Mitek’s directors and executive officers is available in its Form 10-KSB for the year ended September 30, 2005, filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

On July 14, 2006, Mitek issued a press release announcing that it has entered into the Agreement with Parascript. A copy of the press release is attached as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits.

(c)     Exhibits

Exhibit 99.1   Asset Purchase Agreement dated as of July 13, 2006 between Mitek Systems, Inc. and Parascript LLC (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-B).

Exhibit 99.2   Press Release of Mitek dated July 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITEK SYSTEMS, INC.

Date: July 14, 2006	By:	/s/ Tesfaye Hailemichael
Tesfaye Hailemichael
Chief Financial Officer